Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Lee Fishman	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4227	510.628.4534
lfishman@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES FIRST QUARTER 2019 RESULTS; RAISES FULL YEAR 2019 OPERATING INCOME OUTLOOK

•	1Q19 EPS of $0.29
•	1Q19 Net Income of $12.5 million versus $14.2 million in 1Q18
•	1Q19 EBITDA of $49.3 million versus $62.1 million in 1Q18
•	Raises Full Year 2019 Operating Income Outlook

HONOLULU, Hawaii (May 8, 2019) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $12.5 million, or $0.29 per diluted share, for the quarter ended March 31, 2019.  Net income for the quarter ended March 31, 2018 was $14.2 million, or $0.33 per diluted share.  Consolidated revenue for the first quarter 2019 was $532.4 million compared with $511.4 million for the first quarter 2018.

Matt Cox, Matson’s Chairman and Chief Executive Officer, commented, “We are off to a solid start for the year with Ocean Transportation operating income coming in as expected with a number of positive and negative factors, and Logistics posting stronger-than-expected operating income.  Within Ocean Transportation, we saw continued strong demand in our China service and steady performance in SSAT, but we also faced significant weather-related issues that primarily affected our Hawaii service.  In our Logistics segment, we performed exceptionally well with positive contributions across all service lines.”

Mr. Cox added, “As a result of the first quarter performance, we are raising our outlook for consolidated operating income in 2019.  In Logistics, we expect full year operating income to be moderately higher than the level achieved in 2018.  For Ocean Transportation, we are maintaining our prior full year operating income outlook and expect a higher contribution from Alaska, offset by lower contributions from our China service and at SSAT, both of which are coming off exceptionally strong years.”

First Quarter 2019 Discussion and Outlook for 2019

Ocean Transportation: The Company’s container volume in the Hawaii service in the first quarter 2019 was 2.2 percent lower year-over-year primarily due to one less westbound sailing and weather-related impacts.  The Hawaii economy continues to show economic growth, supported primarily by healthy tourism activity and low unemployment.  The Company expects volume in 2019 to approximate the level achieved in 2018, reflecting modest economic growth in Hawaii and stable market share.

In China, the Company’s container volume in the first quarter 2019 was 16.0 percent higher year-over-year largely due to one additional sailing and stronger volume post Lunar New Year.  Matson continued to realize a sizeable rate premium in the first quarter 2019 and achieved average freight rates modestly higher than the first quarter 2018.  For 2019, the Company expects volume to approximate the exceptional level achieved in 2018 and expects average freight rates to approach the levels achieved in 2018.

In Guam, the Company’s container volume in the first quarter 2019 was higher on a year-over-year basis primarily due to typhoon relief-related volume.  For 2019, the Company expects modestly lower volume as the highly competitive environment remains.

In Alaska, the Company’s container volume for the first quarter 2019 was 5.7 percent lower year-over-year, primarily due to a decrease in northbound volume mainly related to the dry-docking of a competitor’s vessel in the year ago period and one less northbound sailing.  For 2019, the Company expects volume to be modestly higher than the level achieved in 2018 with higher northbound volume supported by improving economic conditions in Alaska and higher southbound seafood-related volume due to stronger seafood harvest levels than in 2018.

The contribution in the first quarter 2019 from the Company’s SSAT joint venture investment was $2.0 million lower than the first quarter 2018 due primarily to the absence of favorable one-time items in the year ago period.  For 2019, the Company expects the contribution from SSAT to be lower as a result of lower lift volume coming off an exceptionally strong lift volume level in 2018.

As a result of the first quarter performance and the outlook trends noted above, the Company expects full year 2019 Ocean Transportation operating income to approximate the $131.1 million achieved in 2018 after taking into account a full year net operating expense impact of $7.2 million associated with the sale and leaseback of MV Maunalei.  In the second quarter 2019, the Company expects Ocean Transportation operating income to be moderately lower than the level achieved in the second quarter 2018.

Logistics: In the first quarter 2019, operating income for the Company’s Logistics segment was $3.9 million higher compared to the operating income achieved in the first quarter 2018 due to improved performance across all of the service lines.  For 2019, the Company expects Logistics operating income to be moderately higher than the level achieved in 2018 of $32.7 million.  In the second quarter 2019, the Company expects operating income to be modestly higher than the level achieved in the second quarter 2018.

Depreciation and Amortization: For the full year 2019,  the Company expects depreciation and amortization expense to be approximately $130 million, inclusive of dry-docking amortization of approximately $35 million.

EBITDA: While the Company expects net income in 2019 to decline year-over-year, we expect EBITDA in 2019 to be approximately $288 million, which is higher than the level achieved in 2018 after taking into account the full year impact in 2018 of the $12.0 million of lease expense related to the sale and leaseback of MV Maunalei.

Other Income (Expense): The Company expects full year 2019 other income (expense) to be approximately $2.7 million in income, which is attributable to other component costs related to the Company’s pension and post-retirement plans.

Interest Expense: The Company expects interest expense for the full year 2019 to be approximately $25 million.

Income Taxes:  In the first quarter 2019, the Company’s effective tax rate was 7.4 percent, which includes a favorable non-cash adjustment of $2.9 million related to the reversal of an expense adjustment in 2018 arising from the enactment of the Tax Cuts and Jobs Act of 2017.  For the full year 2019, the Company expects its effective tax rate to be approximately 26.0 percent, which excludes the aforementioned positive non-cash adjustment of $2.9 million in the first quarter of 2019.

Capital and Vessel Dry-docking Expenditures:    For the first quarter 2019, the Company made other capital expenditure payments of $13.5 million, capitalized vessel construction expenditures of $20.9 million, and dry-docking payments of $3.2 million.  For the full year 2019, the Company expects to make other capital expenditure payments,  including maintenance capital expenditures, of approximately $120 million, vessel construction expenditures  (including capitalized interest and owner’s items) of approximately $215  million, and dry-docking payments of approximately $12 million.

Results By Segment

Ocean Transportation — Three months ended March 31, 2019 compared with 2018

	Three Months Ended March 31,
(Dollars in millions)	2019	2018	Change
Ocean Transportation revenue	$397.9	$379.3	$18.6	4.9%
Operating costs and expenses	(388.5)	(354.8)	(33.7)	9.5%
Operating income	$9.4	$24.5	$(15.1)	(61.6)%
Operating income margin	2.4%	6.5%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	34,900	35,700	(800)	(2.2)%
Hawaii automobiles	17,000	16,800	200	1.2%
Alaska containers	16,400	17,400	(1,000)	(5.7)%
China containers	13,800	11,900	1,900	16.0%
Guam containers	5,100	4,900	200	4.1%
Other containers (2)	3,500	3,100	400	12.9%

(1)

Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.

(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue increased $18.6 million, or 4.9 percent, during the three months ended March 31, 2019, compared with the three months ended March 31, 2018.  This increase was primarily due to higher fuel surcharge revenue and higher revenue in China, partially offset by lower container volume in Alaska and Hawaii.

On a year-over-year FEU basis, Hawaii container volume decreased 2.2 percent primarily due to one less westbound sailing and weather-related impacts; Alaska volume decreased by 5.7 percent primarily due to lower northbound volume mainly related to the dry-docking of a competitor’s vessel in the year ago period and one less sailing; China volume was 16.0 percent higher primarily due to one additional sailing and stronger volume post Lunar New Year; Guam volume was 4.1 percent higher primarily due to typhoon relief-related volume; and Other container volume increased 12.9 percent primarily due to the Japan service.

Ocean Transportation operating income decreased $15.1 million, or 61.6 percent, during the three months ended March 31, 2019, compared with the three months ended March 31, 2018.  The decrease was primarily due to higher vessel operating costs, including weather-related impacts and MV  Maunalei lease expense, higher terminal handling costs and lower container volume in Alaska and Hawaii, partially offset by a higher contribution from the China service.

The Company’s SSAT terminal joint venture investment contributed $8.5 million during the three months ended March 31, 2019, compared to a contribution of $10.5 million during the three months ended March 31, 2018.  The decrease was primarily attributable to the absence of favorable one-time items in the year ago period.

Logistics — Three months ended March 31, 2019  compared with 2018

	Three Months Ended March 31,
(Dollars in millions)	2019	2018	Change
Logistics revenue	$134.5	$132.1	$2.4	1.8%
Operating costs and expenses	(126.4)	(127.9)	1.5	(1.2)%
Operating income	$8.1	$4.2	$3.9	92.9%
Operating income margin	6.0%	3.2%

Logistics revenue increased $2.4 million, or 1.8 percent, during the three months ended March 31, 2019, compared with the three months ended March 31, 2018.  This increase was primarily due to higher freight forwarding revenue.

Logistics operating income increased $3.9 million, or 92.9 percent, for the three months ended March 31, 2019, compared with the three months ended March 31, 2018.  The increase was due primarily to higher contributions from transportation brokerage and freight forwarding.

Liquidity, Cash Flows and Capital Allocation

Matson’s Cash and Cash Equivalents decreased by $4.2 million from $19.6 million at December 31, 2018 to $15.4 million at March 31, 2019.  Matson generated net cash from operating activities of $33.4 million during the three months ended March 31, 2019, compared to $29.9 million during the three months ended March 31, 2018.  Capital expenditures, including capitalized vessel construction expenditures, totaled $34.4 million for the three months ended March 31, 2019, compared with $70.8 million for the three months ended March 31, 2018.  Total debt increased by $11.7 million during the three months to $868.1 million as of  March 31, 2019, of which $822.9 million was classified as long-term debt.

Matson’s Net Income and EBITDA were $107.3 million and $284.5 million, respectively, for the twelve months ended March 31, 2019.  The ratio of Matson’s Net Debt to last twelve months EBITDA was 3.0 as of March 31, 2019.

As previously announced, Matson’s Board of Directors declared a cash dividend of $0.21 per share payable on June 6, 2019 to all shareholders of record as of the close of business on May 9, 2019.

Teleconference and Webcast

A conference call is scheduled for 4:30 p.m. EDT when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Senior Vice President and Chief Financial Officer, will discuss Matson’s first quarter results.

Date of Conference Call:Wednesday,  May 8, 2019

Scheduled Time:4:30 p.m. EDT / 1:30 p.m. PDT / 10:30 a.m. HST

Participant Toll Free Dial-In #:1-877-312-5524

International Dial-In #:1-253-237-1144

The conference call will be broadcast live along with a slide presentation on the Company’s website at www.matson.com, under Investors.  A replay of the conference call will be available approximately two hours after the call through May 15, 2019 by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference number 4293279.  The slides and audio webcast of the conference call will be archived for one full quarter on the Company's website at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services.  Matson provides a vital lifeline of ocean freight transportation services to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia.  Matson also operates a premium, expedited service from China to Long Beach, California and provides services to Okinawa, Japan and various islands in the South Pacific.  The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and various types of barges.  Matson Logistics, established in 1987, extends the geographic reach of Matson's ocean transportation network throughout the continental U.S.  Its integrated, asset-light logistics services include rail intermodal services,  long-haul and regional highway brokerage, warehousing and distribution services,  consolidation and freight forwarding services, supply chain management services, and other services.  Additional information about the Company is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and the information to be discussed in the conference call include non-GAAP measures.  While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period.  These non-GAAP measures include, but are not limited to, Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”) and Net Debt-to-EBITDA.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding earnings, net income, operating income, depreciation and amortization including dry-dock amortization, other income (expense), interest expense, profitability and cash flow expectations, fleet renewal progress, fleet deployments, fuel strategy and scrubber program,  organic growth opportunities, economic effects of competitors’ services, expenses, rate premiums and market conditions in the China service, trends in volumes, economic growth and construction activity in Hawaii, Sand Island terminal upgrades, economic conditions and seafood harvest levels in Alaska, lift volumes at SSAT, timing and amount of SSAT cash distributions, vessel deployments and operating efficiencies, debt leverage levels and effective tax rates.  These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to regional, national and international economic conditions; new or increased competition or improvements in competitors’ service levels; fuel prices, our ability to collect fuel surcharges and/or the cost or limited availability of low-sulfur fuel; delays or cost overruns related to the installation of scrubbers, our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; the imposition of tariffs or a change in international trade policies; the ability of the NASSCO shipyard to construct and deliver the Kanaloa Class vessels on the contemplated timeframes; any unanticipated dry-dock or repair expenses; any delays or cost overruns related to the modernization of terminals; consummating and integrating acquisitions; changes in general economic and/or industry-specific conditions; competition and growth rates within the logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing truck, rail, ocean and air carriers; changes in customer base due to possible consolidation among customers; conditions in the financial markets; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs; the impact of future and pending legislation, including environmental legislation; government regulations and investigations; repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; war, terrorist attacks or other acts of violence; the use of our information technology and communication systems and cybersecurity attacks; and the occurrence of marine accidents, poor weather or natural disasters.  These forward-looking statements are not guarantees of future performance.  This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.  We do not undertake any obligation to update our forward-looking statements.

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended
	March 31,
(In millions, except per-share amounts)	2019	2018
Operating Revenue:
Ocean Transportation	$397.9	$379.3
Logistics	134.5	132.1
Total Operating Revenue	532.4	511.4

Costs and Expenses:
Operating costs	(467.1)	(439.3)
Equity in income of Terminal Joint Venture	8.5	10.5
Selling, general and administrative	(56.3)	(53.9)
Total Costs and Expenses	(514.9)	(482.7)

Operating Income	17.5	28.7
Interest expense	(4.6)	(5.0)
Other income (expense), net	0.6	0.8
Income before Income Taxes	13.5	24.5
Income taxes	(1.0)	(10.3)
Net Income	$12.5	$14.2

Basic Earnings Per-Share:	$0.29	$0.33
Diluted Earnings Per-Share:	$0.29	$0.33

Weighted Average Number of Shares Outstanding:
Basic	42.8	42.6
Diluted	43.1	42.9

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(In millions)	2019	2018
ASSETS
Current Assets:
Cash and cash equivalents	$15.4	$19.6
Other current assets	291.2	298.8
Total current assets	306.6	318.4
Long-term Assets:
Investment in Terminal Joint Venture	91.3	87.0
Property and equipment, net	1,386.2	1,366.6
Goodwill	327.8	327.8
Intangible assets, net	211.2	214.0
Other long-term assets	353.7	116.6
Total long-term assets	2,370.2	2,112.0
Total assets	$2,676.8	$2,430.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of debt	$45.2	$42.1
Other current liabilities	365.9	328.7
Total current liabilities	411.1	370.8
Long-term Liabilities:
Long-term debt	822.9	814.3
Deferred income taxes	317.9	312.7
Other long-term liabilities	361.9	177.3
Total long-term liabilities	1,502.7	1,304.3

Total shareholders’ equity	763.0	755.3
Total liabilities and shareholders’ equity	$2,676.8	$2,430.4

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
(In millions)	2019	2018
Cash Flows From Operating Activities:
Net income	$12.5	$14.2
Reconciling adjustments:
Depreciation and amortization	23.3	23.6
Non-cash operating lease expense	16.7	—
Deferred income taxes	3.8	6.4
Share-based compensation expense	3.2	2.7
Equity in income of Terminal Joint Venture	(8.5)	(10.5)
Distribution from Terminal Joint Venture	4.2	7.0
Other	(0.6)	(0.6)
Changes in assets and liabilities:
Accounts receivable, net	5.8	(14.5)
Deferred dry-docking payments	(3.2)	(4.6)
Deferred dry-docking amortization	8.1	9.2
Prepaid expenses and other assets	4.8	8.2
Accounts payable, accruals and other liabilities	(20.4)	(11.0)
Operating lease liabilities	(16.7)	—
Other long-term liabilities	0.4	(0.2)
Net cash provided by operating activities	33.4	29.9

Cash Flows From Investing Activities:
Capitalized vessel construction expenditures	(20.9)	(57.7)
Other capital expenditures	(13.5)	(13.1)
Proceeds from disposal of property and equipment	1.2	1.0
Cash deposits into Capital Construction Fund	(13.4)	(53.5)
Withdrawals from Capital Construction Fund	13.4	53.5
Net cash used in investing activities	(33.2)	(69.8)

Cash Flows From Financing Activities:
Repayments of debt and capital leases	(8.2)	(2.5)
Proceeds from revolving credit facility	107.8	117.4
Repayments of revolving credit facility	(87.8)	(68.4)
Proceeds from issuance of capital stock	—	0.2
Dividends paid	(9.1)	(8.7)
Tax withholding related to net share settlements of restricted stock units	(3.1)	(4.2)
Net cash (used in) provided by financing activities	(0.4)	33.8

Net Decrease in Cash, Cash Equivalents and Restricted Cash	(0.2)	(6.1)
Cash, Cash Equivalents and Restricted Cash, Beginning of the Period	24.5	19.8
Cash, Cash Equivalents and Restricted Cash, End of the Period	$24.3	$13.7

Reconciliation of Cash, Cash Equivalents, and Restricted Cash, at End of the Period:
Cash and Cash Equivalents	$15.4	$13.7
Restricted Cash	8.9	—
Total Cash, Cash Equivalents and Restricted Cash, End of the Period	$24.3	$13.7

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$4.8	$5.3
Income tax paid, net of income tax refunds	$(5.4)	$0.2

Non-cash Information:
Capital expenditures included in accounts payable, accruals and other liabilities	$5.5	$0.7

MATSON, INC. AND SUBSIDIARIES

Net Debt to EBITDA and EBITDA Reconciliations

(Unaudited)

NET DEBT RECONCILIATION

March 31,
(In millions)	2019
Total Debt:	$868.1
Less: Cash and cash equivalents	(15.4)
Net Debt	$852.7

EBITDA RECONCILIATION

	Three Months Ended
	March 31,			Last Twelve
(In millions)	2019	2018	Change	Months
Net Income	$12.5	$14.2	$(1.7)	$107.3
Add: Income taxes	1.0	10.3	(9.3)	29.4
Add: Interest expense	4.6	5.0	(0.4)	18.3
Add: Depreciation and amortization	23.1	23.4	(0.3)	93.2
Add: Dry-dock amortization	8.1	9.2	(1.1)	36.3
EBITDA (1)	$49.3	$62.1	$(12.8)	$284.5

(1)

EBITDA is defined as the sum of net income plus income taxes, interest expense and depreciation and amortization (including deferred dry-docking amortization).  EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity.  Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.